This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-167129
File Nos. 333-167129-01 — 333-167129-03, 333-167129-05 — 333-167129-12

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 27, 2010)

$

$                 % Senior Notes due

$                 % Senior Notes due

$                 % Senior Notes due

This is an offering by Reynolds American Inc. of an aggregate of $                 % Senior Notes due             , referred to as the             notes, $                 % Senior Notes due             , referred to as the              notes, and $                 % Senior Notes due             , referred to as the             notes. The             notes, the             notes and the             notes are referred to collectively herein as the notes. Interest is payable on the notes on             and             of each year, commencing                     , 2013. The             notes mature on             , the             notes mature on              and the             notes mature on             .

We may redeem the notes in whole or in part at any time after issuance at the make-whole premium, as described elsewhere in this prospectus supplement. See “Description of the Notes—Optional Redemption.” If we experience specific kinds of changes of control, we must offer to repurchase the notes. See “Description of the Notes—Change of Control.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior indebtedness from time to time outstanding. Upon issuance, the notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of our domestic subsidiaries, including our material domestic subsidiaries, which also guarantee our revolving credit facility, term loan and existing notes. Any guarantor that is released from its guarantee under our revolving credit facility, or any replacement or refinancing thereof, also will be released automatically from its guarantee of the notes offered hereby and our existing notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total	Per Note		Total	Per Note		Total
Public offering price		%	$		%	$		%	$
Underwriting discounts		%	$		%	$		%	$
Proceeds to us before expenses		%	$		%	$		%	$

We will not make application to list the notes on any securities exchange.

We expect that delivery of the notes will be made to purchasers on or about October    , 2012, through the book-entry system of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, Luxembourg.

Joint Book-Running Managers

Citigroup	J.P. Morgan

Goldman, Sachs & Co.     Mizuho Securities     Morgan  Stanley     Scotiabank

October     , 2012

Prospectus Supplement

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Reynolds American Inc., referred to as RAI. The second part is the accompanying prospectus, which gives more general information about debt securities we may offer from time to time.

You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described below under the heading “Where You Can Find More Information” in the accompanying prospectus before investing in the notes.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. See “Incorporation By Reference” in this prospectus supplement.

INDUSTRY DATA

When we make statements in this prospectus supplement about the position of our operating subsidiaries in their respective industries or about their market share, we are making statements of our belief. This belief is based: on data from SymphonyIRI Group, Inc., referred to as SymphonyIRI, and Capstone Research Inc., referred to as Capstone, and processed and managed by another third party vendor; on estimates and assumptions that we have made based on that data; and on our knowledge of the markets for the products of our operating subsidiaries. Although we believe SymphonyIRI and Capstone are reliable sources (subject to the limitations stated in the following paragraph), we have not independently verified their data. Accordingly, we cannot assure you that any of these assumptions are accurate or that our assumptions correctly reflect the position of our operating subsidiaries in their industries.

You should not rely on the market share data reported by SymphonyIRI and Capstone as being precise measurements of actual market share because SymphonyIRI and Capstone are not able to effectively track all volume. We believe that deep-discount cigarette brands made by small manufacturers have a combined market share of approximately 15% of U.S. cigarette industry unit sales. Accordingly, the retail share of market of our operating subsidiaries and their cigarette brands as reported by SymphonyIRI and Capstone may overstate their actual market share. In our annual report on Form 10-K for the year ended December 31, 2011, we relied on other third party sources for market share data with respect to the business of American Snuff and its brands, as described in that report. Similarly, those sources are unable to track effectively all volume.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein or therein, contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events or the future financial performance of RAI and its subsidiaries. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management and other matters. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “should,” “could,” “plan,” “intend” or similar expressions in this prospectus supplement, the accompanying prospectus or in documents incorporated by reference in this prospectus supplement or the accompanying prospectus.

These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various factors, in addition to those discussed elsewhere in this prospectus supplement, the accompanying prospectus and in the documents referred to and incorporated by reference in this prospectus supplement or the accompanying prospectus, could affect the future results of RAI and its subsidiaries and could cause results to differ materially from those expressed in these forward-looking statements, including:

•

the information appearing under the caption “Risk Factors” included in this prospectus supplement, in RAI’s most recent annual report on Form 10-K and in any updates to the risk factors in any quarterly or other report RAI files subsequently to such annual report;

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration, referred to as the FDA;

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

•

decreased sales resulting from the future issuance of “corrective communications,” required by the order in the United States v. Phillip Morris USA, Inc. case, on five subjects, including smoking and health, and addiction;

•

various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes and the challenges to the Florida bond statute applicable to the Engle v. R. J. Reynolds Tobacco Co. progeny cases;

•	the possibility of being required to pay various adverse judgments in the Engle progeny and/or other litigation;

•

the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under settlement agreements with various states resolving state health-care cost recovery claims;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s revolving credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•

the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit ratings of RAI;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions that may adversely affect manufacturing or other operations and other facilities;

•

the significant ownership interest of Brown & Williamson Holdings, Inc., referred to as B&W, RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•

a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s board of directors and its board committees;

•	RAI’s shareholder rights plan (which, generally, will expire on July 30, 2014) not applying to B&W’s parent, British American Tobacco p.l.c., referred to as BAT, except in limited circumstances;

•	The scheduled expiration of contract manufacturing agreements with affiliates of BAT in 2014; and

•	The expiration of the non-competition agreement between RAI and BAT in 2014.

Due to these uncertainties and risks, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

All subsequent written or oral forward-looking statements attributable to RAI or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. RAI does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law.

SUMMARY

The following summary may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

Unless otherwise indicated, references to “RAI,” “we,” “us” and “our” refer to Reynolds American Inc. and not to any of its existing or future subsidiaries. We refer to our operating segments as follows:

•	“American Snuff” means the operating segment comprised of the primary operations of American Snuff Company, LLC;

•	“RJR Tobacco” means the operating segment comprised of the primary operations of R. J. Reynolds Tobacco Company; and

•	“Santa Fe” means the operating segment comprised of the primary operations of Santa Fe Natural Tobacco Company, Inc.

In addition, references to:

•	“RJR” means RAI’s direct, wholly owned subsidiary, R.J. Reynolds Tobacco Holdings, Inc.;

•	“B&W” means Brown & Williamson Holdings, Inc., RAI’s largest shareholder; and

•	“BAT” means British American Tobacco p.l.c., B&W’s parent.

Reynolds American Inc.

General

RAI is a holding company whose reportable operating segments include the second largest cigarette manufacturer in the United States, RJR Tobacco; the second largest smokeless tobacco products manufacturer in the United States, American Snuff; and the manufacturer of the fastest growing super-premium cigarette brand, Santa Fe.

RJR Tobacco’s brands include many of the best-selling cigarettes in the United States: CAMEL, PALL MALL, WINSTON, KOOL, DORAL and SALEM. Those brands, and its other brands, including MISTY and CAPRI, are manufactured in a variety of styles and marketed in the United States. RJR Tobacco also manages contract manufacturing of cigarettes and tobacco products through arrangements with affiliates of BAT, manages the export of tobacco products to certain U.S. territories, U.S. duty-free shops and U.S. overseas military bases and manages super premium brands DUNHILL and STATE EXPRESS 555, which are licensed from BAT. RJR Tobacco had an approximate 27% share of the U.S. cigarette market in 2011 according to data from SymphonyIRI and Capstone.

RJR Tobacco’s portfolio also includes CAMEL Snus, a modern smoke-free tobacco product. CAMEL Snus is heat-treated tobacco in a small pouch that provides convenient tobacco consumption.

RJR Tobacco primarily conducts business in the highly competitive U.S. cigarette market, which has a few large manufacturers and many smaller participants. The U.S. cigarette market is a mature market in which overall consumer demand has declined since 1981 and is expected to continue to decline. Profitability of the U.S. cigarette industry and RJR Tobacco continues to be adversely impacted by decreases in consumption, increases in state excise taxes and governmental regulations and restrictions, such as marketing limitations, product standards and ingredients legislation.

American Snuff’s primary products include its largest selling moist snuff brands, GRIZZLY, in the price-value category, and KODIAK, in the premium category. Based on data from SymphonyIRI and Capstone, American Snuff’s retail share of market of U.S. moist snuff was approximately 31% in 2011, and GRIZZLY’s share was approximately 27%. American Snuff increased the tobacco processing capacity at its Clarksville, Tennessee facility during 2011 and commenced production at its new manufacturing facility in Memphis, Tennessee in 2012.

In contrast to the declining U.S. cigarette market, U.S. moist snuff volumes have grown in recent years. Profit margins on moist snuff products are generally higher than on cigarette products. We believe moist snuff’s growth is partially attributable to cigarette smokers switching from cigarettes to smokeless tobacco products or using both.

Santa Fe manufactures and markets cigarettes and other tobacco products under the NATURAL AMERICAN SPIRIT brand.

RAI’s subsidiary, Niconovum USA, Inc., has entered its first lead market in the United States with ZONNIC, a nicotine replacement therapy product, while another subsidiary, R. J. Reynolds Vapor Company, has introduced an electronic cigarette, VUSE, in limited distribution.

RAI is a North Carolina corporation. B&W owns approximately 42% of RAI’s outstanding common stock. RAI’s principal executive offices are located at 401 North Main Street, Winston-Salem, North Carolina 27101, and its telephone number is (336) 741-2000.

Strategy

RAI’s strategy is focused on transforming tobacco in anticipation of shifts in consumer preferences to deliver sustainable earnings growth, strong cash flow and enhanced long-term shareholder value. This transformation strategy includes: growing the core cigarette and moist-snuff businesses; focusing on innovation, including developing modern smoke-free tobacco products; and exploring nicotine replacement treatments and other opportunities for adult tobacco consumers while maintaining efficient and effective operations.

Our strategy encourages the migration of adult smokers to smoke-free tobacco products, which we believe aligns consumer preferences for new alternatives to traditional tobacco products in view of societal pressure to reduce public smoking. RAI’s operating companies facilitate this migration through innovation, including the development of CAMEL Snus, tobacco extract products, heat-not-burn cigarettes, tobacco vapor products and nicotine replacement therapy technologies.

RAI remains committed to maintaining high standards of corporate governance and business conduct in a high performing culture.

Marketing

RJR Tobacco and American Snuff are committed to building and maintaining a portfolio of profitable brands. Their marketing programs are designed to strengthen brand image, build brand awareness and loyalty and switch adult smokers and adult smokeless tobacco consumers of competing brands to RJR Tobacco and American Snuff brands.

RJR Tobacco’s cigarette brand portfolio strategy is based upon three brand categories: growth, support and non-support. The growth brands consist of a premium brand, CAMEL, and a value brand, PALL MALL. Although both of these brands are managed for long-term market share and profit growth, we anticipate that CAMEL will continue to receive the most significant support. CAMEL Snus is also focused on long-term growth.

The support brands include four premium brands, WINSTON, KOOL, SALEM and CAPRI, and two value brands, DORAL and MISTY, all of which receive limited marketing support. The non-support brands, consisting of all other brands, are managed to maximize near-term profitability. The key objectives of the portfolio strategy are designed to focus on the long-term market share growth of the growth brands while managing the support brands for long-term sustainability and profitability. Consistent with that strategy, RJR Tobacco has discontinued many of its non-core cigarette styles as well as private-label cigarette brands.

In addition to building strong brand equity, RJR Tobacco’s marketing approach utilizes a retail pricing strategy, including discounting at retail, to defend certain brands’ shares of market against competitive pricing pressure. RJR Tobacco’s competitive pricing methods may include list price changes, discounting programs, such as retail and wholesale buydowns, periodic price reductions, off-invoice price reductions, dollar-off promotions and consumer coupons. Retail buydowns refer to payments made to the retailer to reduce the price that consumers pay at retail. Consumer coupons generally are distributed by a variety of methods, including in, or on, the cigarette pack and by direct mail.

American Snuff’s GRIZZLY brand is the largest moist snuff brand in the U.S., growing at approximately twice the industry rate, based on information from SymphonyIRI and Capstone. American Snuff is focusing on growing market and profit margin on its GRIZZLY branded products, including through promotions and transforming its Premium Natural moist snuff offerings. American Snuff also offers GRIZZLY pouches, which provide pre-measured portions that are more convenient than traditional, loose moist snuff. GRIZZLY’s pouch styles accounted for approximately 30% of the pouch segment at September 30, 2012, based on data from SymphonyIRI and Capstone.

Santa Fe’s cigarette brand, NATURAL AMERICAN SPIRIT, is priced at a premium compared with most other competitive brands, and is differentiated from key competitors through its use of all natural, additive-free tobacco.

The Offering

Issuer	Reynolds American Inc.

Notes Offered	The offering will consist of:

•	$ million initial principal amount of % Senior Notes due , which mature on , ;

•	$ million initial principal amount of % Senior Notes due , which mature on , ; and

•	$ million initial principal amount of % Senior Notes due , which mature on , .

The notes are being issued pursuant to RAI’s indenture dated May 31, 2006, as supplemented, referred to as the 2006 indenture.

Interest Payment Dates	and of each year, commencing , 2013.

Interest Rates	The notes bear interest at the rate of % per annum, the notes bear interest at the rate of % per annum and the notes bear interest at the rate of % per annum. See “Description of the Notes—Interest.”

Minimum Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes—General.”

Guarantees	Upon issuance, payment of principal and interest on the notes will be jointly, severally, fully and unconditionally guaranteed on a senior unsecured basis by certain direct and indirect domestic subsidiaries of RAI, including RAI’s material domestic subsidiaries. These same entities guarantee RAI’s existing notes in the current aggregate principal amount of approximately $3 billion (certain of which RAI intends to redeem or repurchase with a portion of the net proceeds of this offering), its term loan in the current aggregate principal amount of $550 million (which RAI expects will be repaid or prepaid in full with a portion of the net proceeds of this offering) and its $750 million revolving credit facility (under which no borrowings, and $6 million of letters of credit, were outstanding as of September 30, 2012).

Each subsidiary of RAI that, in the future, guarantees RAI’s obligations under its revolving credit facility, or any replacement or refinancing thereof, will guarantee RAI’s obligations under the debt securities issued under the 2006 indenture, including the notes offered hereby and RAI’s existing notes. Any guarantor that is released from its guarantee under RAI’s revolving credit facility, or any replacement or refinancing thereof, also will be released automatically from its guarantee of the debt securities issued under the 2006 indenture, including the notes offered hereby and RAI’s existing notes.

See “Description of the Notes—The Guarantees.”

Ranking	The notes will be the senior unsecured obligations of RAI and will:

•

rank equally in right of payment with RAI’s existing and future senior obligations. As of September 30, 2012, RAI had senior obligations (including current liabilities and excluding intercompany obligations) of approximately $4.22 billion;

•

rank senior in right of payment to any existing and future obligations from time to time of RAI that are, by their terms, expressly subordinated in right of payment to the notes. As of September 30, 2012, RAI had no such expressly subordinated obligations;

•	be structurally subordinated to the obligations of any non-guarantor subsidiaries of RAI. As of September 30, 2012, RAI’s non-guarantor subsidiaries had obligations of approximately $67 million; and

•

be effectively subordinated to all of our future secured indebtedness, if any, to the extent of the value of the assets securing that indebtedness. As of September 30, 2012, RAI had no such secured obligations.

Similarly, the guarantees related to the notes will be the senior unsecured obligations of the guarantors and will:

•

rank equally in right of payment with the existing and future senior obligations of the guarantors. As of September 30, 2012, the guarantors had senior obligations (including current liabilities and guaranteed RAI debt obligations, and excluding long-term retirement benefits and intercompany obligations) of approximately $7.71 billion;

•

rank senior in right of payment to any existing and future obligations from time to time of the guarantors that are, by their terms, expressly subordinated in right of payment to the notes. As of September 30, 2012, the guarantors had no such expressly subordinated obligations;

•	be structurally subordinated to the obligations of any non-guarantor subsidiaries of the guarantors; and

•

be effectively subordinated to all of the guarantors’ future secured indebtedness, if any, to the extent of the value of the assets securing that indebtedness. As of September 30, 2012, the guarantors had no such secured obligations.

See “Description of the Notes—Ranking.”

Redemption	At our option, we may redeem the notes, in whole or in part, at any time after issuance at a redemption price equal to the greater of:

•	100% of the principal amount redeemed, and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption, plus accrued and unpaid interest to the redemption date, and a “make-whole” premium.

See “Description of the Notes—Optional Redemption.”

Change of Control	Upon a change of control, as defined in the notes, of RAI that is accompanied or followed by a certain downgrading of any series of the notes within a specified period thereafter by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services from an investment grade rating to a non-investment grade rating, RAI is required to offer to purchase such series of notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Change of Control.”

Covenants	We will issue the notes under the 2006 indenture, which contains covenants that, with certain exceptions, restrict the ability of RAI and certain of its subsidiaries to:

•	mortgage or pledge certain of their assets to secure indebtedness;

•	engage in sale/leaseback transactions; or

•	consolidate, merge or transfer all or substantially all of their property and assets.

See “Description of the Debt Securities—Covenants” in the accompanying prospectus.

Use of Proceeds	We estimate that we will receive net proceeds from the sale of the notes of approximately $ billion. We intend to use these net proceeds to redeem or repurchase the $625 million aggregate principal amount of RAI’s 7.25% notes due 2013, referred to as the 7.25% notes, to repay or prepay in full the $550 million current aggregate principal balance of RAI’s term loan and to pay accrued and unpaid interest on such balance, to repurchase shares of our common stock and for other general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	As described above, we intend to use a portion of the net proceeds from this offering to repay or prepay in full borrowings outstanding under our term loan and to redeem or repurchase all of our outstanding 7.25% notes. If more than 5% of the net proceeds of this offering, not including underwriting compensation, will be paid to any of the underwriters or their affiliates that are lenders under our term loan or holders of our 7.25% notes, such underwriters will be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In such event, this offering will be conducted in accordance with the applicable requirements of FINRA Rule 5121.

Governing Law	The 2006 indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

Trustee	The trustee for the 2006 indenture is The Bank of New York Mellon Trust Company, N.A.

Summary Financial Data

The summary historical consolidated financial data of RAI set forth below are derived from RAI’s consolidated financial statements and accompanying notes. You should read this summary historical financial data in conjunction with the consolidated financial statements and notes thereto and other financial information incorporated by reference herein. All dollar amounts are in millions.

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2011	2012
						(Unaudited)
Results of Operations:
Net sales (1)	$9,023	$8,845	$8,419	$8,551	$8,541	$6,458	$6,226
Cost of products sold (1)(2)	4,901	5,527	4,488	4,544	4,464	3,353	3,188
Selling, general and administrative expenses	1,616	2,321	1,517	1,480	1,606	1,204	934
Amortization expense	23	22	28	25	24	18	16
Asset impairment and exit charges	—	—	—	38	—	—	—
Trademark impairment charges	65	318	567	6	48	—	—
Goodwill impairment charges	—	—	—	26	—	—	—
Restructuring charge	—	90	56	—	—	—	149
Operating income	2,418	567	1,763	2,432	2,399	1,883	1,939
Interest and debt expense	338	275	251	232	221	165	170
Interest income	(134)	(60)	(19)	(12)	(11)	(9)	(5)
Provision for income taxes	816	199	567	868	780	623	635
Income from continuing operations	1,386	444	955	1,337	1,406	1,102	1,133
Net income	1,387	444	955	1,121	1,406	1,102	1,133

	As of December 31,					As of September 30,
	2007	2008	2009	2010	2011	2011	2012
						(Unaudited)
Balance Sheet Data:
Cash and cash equivalents and short-term investments	$2,592	$2,601	$2,727	$2,195	$1,956	$2,010	$1,243
Total current assets	4,992	5,019	5,495	4,802	4,307	4,405	3,519
Property, plant and equipment, net	1,073	1,031	1,025	1,002	1,070	1,052	1,038
Trademarks and other intangibles, net	3,609	3,270	2,718	2,675	2,602	2,656	2,588
Goodwill	8,174	8,174	8,185	8,010	8,010	8,010	8,011
Total assets	18,629	18,154	18,009	17,078	16,254	16,403	15,394
Tobacco settlement and related accruals	2,449	2,321	2,611	2,589	2,530	2,341	2,282
Current maturities (3)	—	200	300	400	457	1,117	685
Total current liabilities	3,903	3,923	4,340	4,372	4,276	4,046	4,753
Long-term debt, less current maturities	4,515	4,486	4,136	3,701	3,206	3,212	2,502
Total liabilities	11,163	11,917	11,511	10,568	10,003	9,689	9,663
Shareholders’ equity	7,466	6,237	6,498	6,510	6,251	6,714	5,731

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2011	2012
						(Unaudited)
Cash Flow Data:
Net cash from operating activities	$1,331	$1,315	$1,454	$1,265	$1,420	$841	$913
Net cash from (used in) investing activities	763	278	(123)	(126)	60	105	(26)
Net cash used in financing activities	(1,312)	(1,206)	(1,192)	(1,349)	(1,714)	(1,129)	(1,598)

(1)	Net sales and cost of products sold exclude excise taxes of $3.116 billion and $2.994 billion for the nine months ended September 30, 2011 and 2012, respectively, and $2.026 billion, $1.89 billion, $3.927 billion, $4.34 billion and $4.107 billion for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively.
(2)	Cost of products sold includes state settlement expense of $1.85 billion and $1.779 billion for the nine months ended September 30, 2011 and 2012, respectively. Cost of products sold includes federal tobacco buyout expense of $173 million and $164 million for the nine months ended September 30, 2011 and 2012, respectively. Cost of products sold includes state settlement expense of $2.821 billion, $2.703 billion, $2.54 billion, $2.496 billion and $2.435 billion for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively. Cost of products sold includes federal tobacco buyout expense of $255 million, $249 million, $240 million, $243 million and $229 million for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively. For more information on tobacco buyout expense, see note 9 to the condensed consolidated financial statements (unaudited) included in RAI’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, under the caption “Tobacco Buyout Legislation and Related Litigation.”
(3)	As of December 31, 2011, current maturities included $450 million aggregate principal amount of existing notes of RAI and RJR that were repaid at maturity in June 2012. At September 30, 2012, current maturities included $650 million of term loan borrowings, as described in “Use of Proceeds,” and approximately $685 million of existing notes of RAI and RJR maturing in 2013.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the following risk factors and all of the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus, including but not limited to, the matters discussed under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011, and other information which may be incorporated by reference in this prospectus supplement or the accompanying prospectus after the date hereof.

All of RAI’s operations are conducted through its subsidiaries, and this structure may impair RAI’s ability to pay the notes. In addition, the notes and related guarantees thereof will be structurally subordinated to creditors (including trade creditors) of non-guarantor subsidiaries of each of RAI and the guarantors.

The notes will be the direct obligations of RAI. Certain of RAI’s subsidiaries, including its material domestic subsidiaries, will guarantee RAI’s obligations under the notes. RAI’s operations are conducted through certain of its subsidiaries. RAI’s cash flow and its ability to service its debt, including the notes, depends upon the earnings of its subsidiaries and their loans, dividends, distributions or other payments to or for the benefit of RAI. This structure may impair RAI’s ability to make payments on the notes. The ability of RAI’s subsidiaries to pay dividends and make other distributions is subject to applicable law. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of those non-guarantor subsidiaries over the claims of creditors of RAI and the guarantors, including holders of the notes. The notes and related guarantees thereof will be structurally subordinated to creditors (including trade creditors) of non-guarantor subsidiaries of each of RAI and the guarantors.

Your right to receive payments on the notes will be effectively subordinated to those lenders who may have a security interest in the assets of RAI and the guarantor subsidiaries in the future.

The notes and the related guarantees are unsecured. In the future, RAI and its guarantor subsidiaries may incur indebtedness that is secured by their respective tangible and intangible assets, including the equity interests of certain subsidiaries. If RAI or any of its guarantor subsidiaries were unable to repay any such secured indebtedness, the creditors of such obligations could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes. In any such event, because the notes are unsecured, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims.

The guarantees may be terminated without the consent of the noteholders.

RAI’s obligations under the notes will be guaranteed by certain of RAI’s subsidiaries, including its material domestic subsidiaries. These subsidiaries guarantee the obligations of RAI under its revolving credit facility. Under the terms of the 2006 indenture, if any guarantor of the notes ceases to be a guarantor under the revolving credit facility, or any replacement or financing thereof, that guarantor will be released automatically from all of its obligations under both the 2006 indenture and its guarantee of the notes, and, as a result, that guarantee will terminate. No noteholder consent is required in this event. Some or all of the guarantees under the revolving credit facility may be released in accordance with the provisions of the revolving credit facility or such credit facility may be terminated, and any replacements or refinancings thereof may not require guarantees of RAI’s obligations thereunder. Therefore, the notes may not continue to be guaranteed to the same extent as they will be upon issuance, or at all.

Your right to be repaid would be adversely affected if a court determined that any of the guarantors of the notes made any guarantee for inadequate consideration or with the intent to defraud creditors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer or conveyance laws, a guarantee made by any of the guarantors could be voided, or claims on the guarantees made by any of the guarantors could be subordinated to all other obligations of any such guarantor, if the guarantor, at the time it incurred the obligations under any guarantee:

•	incurred the obligations with the intent to hinder, delay or defraud creditors;

•	received less than reasonably equivalent value in exchange for incurring those obligations, and was insolvent or rendered insolvent by reason of that incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. RAI cannot be certain what standard a court would apply to determine whether a guarantor was “insolvent” as of the date it guarantees the notes, and cannot assure you that, regardless of the method of valuation, a court would not determine that such guarantor was insolvent on that date. Nor can RAI assure you that a court would not determine, regardless of whether such guarantor was insolvent on the date of such guarantee of the notes, that the payments constituted fraudulent transfers on another ground.

The liability of each guarantor under the 2006 indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and we cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

Since there are no cross-default or cross-acceleration provisions in the 2006 indenture related to the notes, a default under the revolving credit facility, or any other indebtedness, including other series of debt securities issued under the 2006 indenture, or any type of acceleration event, will not permit the holders of the notes to declare a default or accelerate repayment unless independent grounds exist.

A payment default with respect to, or a default that could accelerate the repayment of, any “material indebtedness” of RAI, as such term is defined under the revolving credit facility, constitutes an event of default under the revolving credit facility. It is anticipated that each series of notes offered hereby will constitute “material indebtedness” under the revolving credit facility.

However, unless a default has independently occurred with respect to the notes, a default under RAI’s revolving credit facility, or any other indebtedness, will not cause a default under the 2006 indenture, or give the holders of the debt securities thereunder, including the notes, a right to accelerate such debt securities. Furthermore, a default or an acceleration event like a change of control repurchase event under one series of debt securities issued pursuant to the 2006 indenture (including any of the series of notes offered hereby) will not cause a default with respect to a separate series.

As a result, if RAI defaults in its obligations under the revolving credit facility or other indebtedness, including other series of debt securities issued under the 2006 indenture, but does not default in its obligations under the notes, the agents or lenders under such facility or other holders of such indebtedness can exercise their remedies at a time when the holders of the notes would have no similar rights. If RAI was required to repay in full significant outstanding sums upon such a default, it could jeopardize its ability to make regularly scheduled interest or principal payments on the notes.

Certain changes of control that constitute an event of default under the revolving credit facility, or that would require RAI to offer to repurchase certain series of its existing notes, would not require RAI to offer to repurchase the notes offered hereby.

Certain of the changes of control that constitute events of default under RAI’s revolving credit facility will not obligate RAI to offer to repurchase the notes. For example, and without limitation, a change of control must be combined with a certain credit rating downgrade of a series of the notes in order for RAI to be required to offer to repurchase that series of notes, whereas a change of control need not be combined with a credit rating downgrade in order to constitute an event of default under the revolving credit facility.

Moreover, certain changes of control which would require RAI to offer to repurchase certain series of its existing notes would not require it to offer to repurchase the notes offered hereby. For example, under certain series of RAI’s existing notes, more varieties of credit rating downgrades will, when combined with a change of control, require RAI to offer to repurchase such series than is the case with the notes offered hereby.

As a result, RAI may be in default under the revolving credit facility in connection with a change of control, or may be required to offer to repurchase certain series of existing notes, at a time when it is not required to repurchase any series of the notes offered hereby. Because the 2006 indenture does not contain any cross-default provisions, such an event of default under the revolving credit facility, or repurchase event under certain series of existing notes, would not constitute an event of default under any series of the notes offered hereby. If RAI was required to repay in full significant outstanding sums under the revolving credit facility upon such a default, or repurchase certain series of existing notes, it could jeopardize its ability to make regularly scheduled interest or principal payments on the notes offered hereby.

RAI may not have sufficient cash to repurchase the notes upon a change of control if required to do so.

RAI’s ability to pay cash to the holders of notes following the occurrence of a change of control requiring such repurchase under the terms of the notes may be limited by its then existing financial resources. There can be no assurance that RAI will have sufficient funds available when necessary to make any required repurchases.

You may find it difficult to sell the notes or to sell them at a price you deem sufficient because there is no existing trading market for the notes.

The notes will be new securities for which no established trading market currently exists. RAI does not intend to list the notes on any securities exchange. The underwriters have advised RAI that they currently intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. The liquidity of any market for the notes and pricing for the notes will depend upon various factors, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the overall market for similar debt securities;

•	RAI’s financial performance and prospects;

•	the prospects for companies in the tobacco industry generally; and

•	prevailing interest rates.

USE OF PROCEEDS

We estimate the net proceeds to RAI from the sale of the notes, after deducting underwriting discounts and our estimated offering expenses, will be approximately $        . We intend to use these net proceeds to redeem or repurchase the $625 million aggregate principal amount of RAI’s 7.25% notes due 2013, to repay or prepay in full the $550 million current aggregate principal balance of the term loan described below and to pay accrued and unpaid interest on such balance, to repurchase shares of our common stock and for other general corporate purposes, which may include additional retirement of indebtedness or contributions to our pension plans. Certain of the underwriters or their affiliates are lenders or agents under our revolving credit facility and the term loan. We expect to invest any net proceeds that are not used immediately in money market funds, commercial paper, U.S. treasuries, debt of U.S. government agencies or time deposits in major institutions.

RAI issued the 7.25% notes on May 31, 2006. The 7.25% notes are the senior unsecured obligations of RAI, and rank equally in right of payment with RAI’s other existing notes, the notes offered hereby and RAI’s other existing and future senior obligations, including the revolving credit facility and the term loan. The 7.25% notes are guaranteed on a senior unsecured basis by the same guarantors that guarantee RAI’s other existing notes, the notes offered hereby, the revolving credit facility and the term loan. The 7.25% notes and related guarantees were secured by certain assets at their initial issuance, but are no longer secured. The 7.25% notes mature on June 1, 2013.

On February 24, 2012, RAI entered into a senior unsecured delayed draw term loan facility with a maximum aggregate borrowing amount of up to $750 million. We borrowed the maximum amount on April 11, 2012 and subsequently prepaid $200 million of that amount, leaving the current outstanding amount of $550 million. We used the proceeds of the term loan for general corporate purposes, including to help pay at maturity the RAI and RJR notes that matured in 2012, to make annual payments under settlement agreements with various states resolving state health-care cost recovery claims and to purchase shares under RAI’s share repurchase program. Borrowings under the term loan bear interest, at the option of RAI, at a rate equal to an applicable margin plus: (1) the alternate base rate, which is the greatest of the prime rate, the federal funds effective rate from time to time plus 0.5%, and the reserve adjusted eurodollar rate for a one month interest period plus 1%; or (2) the eurodollar rate, which is the reserve adjusted rate at which eurodollar deposits for one, two, three or six months (or shorter periods if agreed to by the administrative agent and the lenders) are offered in the interbank eurodollar market. The outstanding balance of $650 million at September 30, 2012 bore interest at the rate of approximately 2%. The maturity date of the term loan is December 28, 2012.

In November 2011, RAI announced that its board of directors had authorized the repurchase of up to $2.5 billion of its outstanding common stock in a program that is expected to be completed by mid-2014. B&W, RAI’s largest shareholder with ownership of approximately 42% of RAI’s common stock, has agreed with RAI to participate in the share repurchase program (except for repurchases to offset new equity compensation issuances) to the extent necessary to maintain its ownership position. As of September 30, 2012, RAI had repurchased approximately 25.7 million shares of its common stock pursuant to the program for a total expenditure of approximately $1.1 billion.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges of RAI for the periods indicated. Earnings consist of income from continuing operations before earnings from equity investments, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs and the interest portion of rental expense, representative of the interest factor.

	Year Ended December 31,					Nine Months Ended September 30, 2012
	2007	2008	2009	2010	2011	2011	2012
Ratio of earnings to fixed charges	7.3x	3.3x	6.9x	10.2x	10.6x	11.1x	11.1x

CAPITALIZATION

The following table sets forth the cash and cash equivalents and short-term investments and total capitalization of RAI and its subsidiaries as of September 30, 2012, on an actual basis and on a pro forma basis, after giving effect to the sale of the notes offered hereby and the application of the net proceeds therefrom as set forth herein. This table should be read in conjunction with the information under “Use of Proceeds” and the consolidated financial statements and the notes thereto incorporated by reference herein. All dollar amounts are in millions.

	As of September 30, 2012
	Actual	Pro Forma
	(unaudited)
Cash and cash equivalents and short-term investments	$1,243	$

Debt:
Term loan (1)	$650		—

Long-term debt, including current maturities (2):
Existing notes of RAI (3)(4)	3,127		2,502
notes offered hereby	—
notes offered hereby	—
notes offered hereby	—
RJR notes	60		60

Total long-term debt	3,187

Total debt	3,837

Total shareholders’ equity	5,731		5,731

Total capitalization	$9,568	$

(1)	See “Use of Proceeds” for a description of the term loan. Subsequent to September 30, 2012, the principal balance of the term loan was reduced by a prepayment to $550 million.
(2)	Current maturities of long-term debt at September 30, 2012 were $685 million, comprised of existing notes of RAI and RJR maturing in 2013.
(3)	Actual and pro forma amounts reflect the $3 billion principal amount of RAI’s existing notes, net of unamortized discount of $5 million, and unamortized gain on termination of hedge accounting of $132 million.
(4)	Pro forma amount reflects the expected redemption or repurchase of the $625 million aggregate principal amount of RAI’s 7.25% notes with a portion of the net proceeds of this offering.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the 2006 indenture. If the description of the notes in this prospectus supplement differs from the description of the debt securities in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus.

Except as described otherwise herein, the covenants and events of default, and the modification, defeasance, satisfaction and discharge provisions of the 2006 indenture, described in the accompanying prospectus are all applicable to the notes. Capitalized terms used in this section that are not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus or the 2006 indenture. See “—Additional Information.”

General

The notes will constitute three series of debt securities to be issued under the 2006 indenture. The following summary highlights selected provisions of the 2006 indenture (which includes the guarantees) and the notes and may not contain all the information that is important to you. For a complete description of the 2006 indenture, you should read carefully all of its provisions. We have previously filed with the SEC a copy of the 2006 indenture, as supplemented to date. See “Where You Can Find More Information” in the accompanying prospectus. A copy is available upon request to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. In addition, this summary is qualified in its entirety by reference to the Trust Indenture Act of 1939, as amended.

$         aggregate principal amount of notes, consisting of $         aggregate principal amount of the      notes, $         aggregate principal amount of the      notes and $         aggregate principal amount of the      notes are being issued in this offering.

The 2006 indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. We may “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue without the consent of the noteholders of the relevant series. The offered notes and any additional notes subsequently issued under the 2006 indenture will rank equally with each other and will be treated as a single class for certain purposes under the 2006 indenture, including with respect to amendments of the 2006 indenture and defaults affecting all series of notes issued under the 2006 indenture. The 2006 indenture contains covenants that:

•	restrict the ability of RAI and certain of its subsidiaries to:

•	mortgage or pledge certain of their assets to secure indebtedness,

•	engage in sale/leaseback transactions, or

•	consolidate, merge or transfer all or substantially all of their property and assets; and

•

prohibit RJR, at any time in the future that it does not guarantee the obligations of RAI under the notes, from creating, incurring, issuing, assuming, guaranteeing or otherwise becoming directly or indirectly liable, contingently or otherwise, with respect to any indebtedness to persons other than RAI or any of the guarantors (excluding accounts payable), other than securities issued under the 2006 indenture, including the notes offered hereby, the existing notes of RAI and RJR and the revolving credit facility and any replacements or refinancings thereof.

The 2006 indenture does not contain any cross-default or cross-acceleration provisions, and does not limit the ability of RAI or any of its subsidiaries (other than RJR, as described above) to incur additional indebtedness.

Upon a payment default with respect to any series of notes however, or in other circumstances causing indebtedness under any series to be accelerated, an event of default will exist under the revolving credit facility.

The             notes will mature on                     ,        ; the              notes will mature on             ,             ; and the             notes will mature on                     ,        . The notes will be issued in fully registered form, without coupons, only in minimum denominations of $2,000, increased in multiples of $1,000. The notes are redeemable at the option of RAI as described under “—Optional Redemption.” The notes will not be subject to any sinking fund.

Interest

The             notes bear interest at the rate of     % per annum, the              notes bear interest at the rate of     % per annum and the             notes bear interest at the rate of     % per annum. Interest on the notes will accrue from                     , 2012, and will be payable semiannually, in arrears, on                      and                     , beginning                     , 2013, to the persons in whose names the notes are registered at the close of business on the              and              preceding the respective interest payment dates, except that interest payable at maturity of the notes shall be paid to the same persons to whom principal of such notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

If an interest payment date (other than the maturity date) falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day. If the maturity date of the notes falls on a day that is not a business day, we will make the required payment of principal and interest on the immediately succeeding business day, as if it were made on the date the payment was due. Interest will not accrue as a result of any postponed or delayed payment in accordance with this paragraph.

The Guarantees

Upon issuance, certain of RAI’s direct and indirect subsidiaries, collectively referred to as the guarantors, will fully, unconditionally and irrevocably guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the notes on an unsubordinated basis. The entities that will initially guarantee the notes are RAI’s direct subsidiaries, RAI Services Company, Conwood Holdings, Inc., RJR and Santa Fe Natural Tobacco Company, Inc., and its indirect subsidiaries, American Snuff Company, LLC, Rosswil LLC, R. J. Reynolds Global Products, Inc., R. J. Reynolds Tobacco Company, Reynolds Finance Company, Reynolds Innovations Inc. and R. J. Reynolds Tobacco Co. These same entities guarantee RAI’s obligations under its revolving credit facility, term loan and existing notes. Each subsidiary of RAI that, in the future, guarantees RAI’s obligations under its credit facilities, or any replacement or refinancing thereof, will guarantee RAI’s obligations under the notes. A former guarantor under the 2006 indenture, Lane, Limited was sold in 2011, and consequently no longer guarantees securities issued under the 2006 indenture.

If a guarantor of the notes ceases to be a guarantor under the revolving credit facility, or any replacements or refinancings thereof, for any reason, such guarantor will be deemed released from all of its obligations under the 2006 indenture and its guarantee of the notes will terminate. Generally, a guarantor will be released from its obligations under such facility if it ceases to be a subsidiary of RAI in a transaction permitted by the facility or if it ceases to be a material subsidiary.

Ranking

The notes will be the senior unsecured obligations of RAI, and will rank equally in right of payment with RAI’s existing and future senior obligations (except those obligations preferred by operation of law) and senior to any existing and future obligations from time to time of RAI that are, by their terms, expressly subordinated in right of payment to the notes. The notes will be structurally subordinated to the obligations of non-guarantor subsidiaries of RAI.

Each of the guarantees related to the notes will be the senior unsecured obligations of the applicable guarantor, and will rank equally in right of payment with the existing and future senior obligations of such guarantor (except those obligations preferred by operation of law) and senior to any existing and future subordinated obligations from time to time of such guarantor that are, by their terms, expressly subordinated in right of payment to the guarantee. Each guarantee will be structurally subordinated to all of the obligations of any non-guarantor subsidiaries of the applicable guarantor.

Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs with respect to a series of notes, unless we have exercised our right to redeem the notes of that series as described below, we will make an offer to each holder of notes of that series to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes of that series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in excess of $2,000 and in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with RAI’s paying agent an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. In addition, a Change of Control could occur with no action on our part. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Certain definitions relevant to Change of Control Repurchase Events are set forth below.

“Below Investment Grade Rating Event” means, with respect to each series of notes, the notes of that series are downgraded by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) from a rating that is Investment Grade to a rating that is below Investment Grade.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of RAI and its subsidiaries taken as a whole to any person other than RAI or one of its wholly owned subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person other than RAI or one of its wholly owned subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Voting Stock of RAI or other Voting Stock into which RAI’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)	the consolidation of RAI with, or merger of RAI with or into, any person, or the consolidation of any person with, or merger with or into, RAI, in any such event pursuant to a transaction in which any of RAI’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of RAI’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; and

(4)	the adoption of a plan relating to RAI’s liquidation or dissolution (other than its liquidation into a holding company newly formed in accordance with the following paragraph, provided that all claims and obligations of RAI are assumed by, and all assets are transferred to such holding company).

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2) (a) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (b) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. As used in this paragraph and the definition of “Change of Control,” the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act and the term “beneficial owner” has the meaning given thereto in Rules 13d-3 and 13d-5 promulgated under the Exchange Act.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us pursuant to clause (2) of the definition of Rating Agency.

“Moody’s” means Moody’s Investors Service Inc., and any successor to its credit ratings business.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its credit ratings business.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Clause (1) of the definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of RAI and its subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require RAI to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of RAI and its subsidiaries, taken as a whole, to another person or group may be uncertain.

Optional Redemption

The notes will be redeemable, in whole at any time or in part from time to time, at any time after their issuance, at the option of RAI, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes, and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below), plus              basis points with respect to the              notes,              basis points with respect to the              notes and              basis points with respect to the              notes, plus in each case accrued and unpaid interest on the principal amount being redeemed to the redemption date.

Certain definitions relevant to determining the Treasury Rate are set forth below.

“Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediate preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means any of Citigroup Global Markets Inc. or J.P. Morgan Securities LLC, or, if both such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by RAI.

“Comparable Treasury Price” means:

•	the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

•	if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means:

•

Citigroup Global Markets Inc. or J.P. Morgan Securities LLC, and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), RAI will substitute for such firm another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with RAI.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Holders of notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select in accordance with applicable depository procedures, to the extent applicable, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding and not previously called notes by such method as the trustee under the 2006 indenture deems fair and appropriate.

Additional Information

See “Description of the Debt Securities” in the accompanying prospectus for additional important information about the notes and the guarantees. That information includes general information about the 2006 indenture and the trustee, as well as descriptions of:

•	certain covenants;

•	events of default;

•	modification of the 2006 indenture; and

•	defeasance of covenants and satisfaction and discharge of the 2006 indenture.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the 2006 indenture. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and RAI may require a holder to pay any taxes required by law or permitted by the 2006 indenture, including any transfer tax or other similar governmental charge payable in connection therewith. RAI is not required to transfer or exchange any note for a period of 15 days prior to a selection of debt securities to be redeemed or to transfer or exchange any note selected for redemption, except the unredeemed portion of any note being redeemed in part. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Book-Entry System; Delivery and Form

The following description of the operations and procedures of The Depository Trust Company, referred to as DTC, Clearstream Banking, société anonyme, referred to as Clearstream, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, referred to as Euroclear, are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. RAI takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

Notes of each series will be in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons, which we refer to as the Global Notes, and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC, or another nominee designated by DTC (such nominee referred to as a Global Note Holder).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Prospective purchasers are advised that the laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to such extent.

Investors may elect to hold interests in the Global Notes through either DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear, collectively referred to as the U.S. Depositaries.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to herein as the Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, referred to herein as DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, which we refer to as Indirect Participants. The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, referred to as Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for its participants, referred to herein as Euroclear Participants, and to clear and settle transactions between Euroclear Participants and between Euroclear Participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., referred to as the Euroclear operator. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear System, and applicable Belgian law, collectively referred to as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within the Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the 2006 indenture, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Except in the limited circumstances referred to below, owners of beneficial interests in global security certificates:

(1) will not be entitled to have the notes represented by these global security certificates registered in their names; and

(2) will not be considered to be owners or “Holders” of the global security certificates or any notes represented by these certificates for any purpose under the notes or the 2006 indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

If DTC notifies us that it is unwilling or unable to continue to act, and a successor clearing agency is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the Global Note that had been held by the depository. In addition, RAI at any time and in its sole discretion may decide not to have the notes represented by one or more Global Notes. Any notes issued in definitive form in exchange for the Global Notes will be registered in the name or names that the depository gives to the trustee or other relevant agent of theirs or ours. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the Global Note that had been held by the depository.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Direct Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a Direct Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the notes settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a Direct Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by holders thereof. This summary does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, and existing and proposed tax regulations, published rulings, and judicial decisions all as in effect on the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. RAI has not sought any ruling from the Internal Revenue Service, referred to as the IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the notes are held as capital assets by the initial holders who purchased the notes at their “issue price,” which will equal the first offering price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This summary also does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities or commodities or dealers in commodities that elect to use a mark-to-market method of accounting;

•	financial institutions;

•	holders whose “functional currency” is not the U.S. dollar; or

•	persons that will hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust:

•

if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	that has a valid election in effect under applicable regulations to be treated as a U.S. person.

Payments of Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or at the time it accrues in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Disposition of Notes

You will generally recognize a gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other taxable disposition (less an amount attributable to any accrued but unpaid stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid for the note. Any gain or loss recognized on a disposition of the note will be a capital gain or loss and will be a long-term capital gain or loss if your holding period for the note is more than one year. The ability to deduct capital losses is subject to limitations under U.S. federal income tax laws.

Medicare Surtax

On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This act will require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, interest and proceeds of sale in respect of securities like the notes, subject to certain exceptions. This surtax will apply for taxable years beginning after December 31, 2012. Prospective investors should consult with their own tax advisors regarding the effect, if any, of the Health Care and Education Reconciliation Act of 2010 on their ownership and disposition of the notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest on the notes and the proceeds of sale of a note unless you are an exempt recipient (such as a corporation). A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes. The term “non-U.S. holder” means a beneficial owner of a note that is:

•	a foreign corporation;

•	a foreign partnership all of whose partners are non-U.S. holders;

•	a non-resident alien individual; or

•	a foreign estate or trust all of whose beneficiaries are non-U.S. holders.

Special rules may apply to certain non-U.S. holders such as certain expatriates, “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest

Payments of certain fixed or determinable annual or periodic income, including certain interest, is subject to federal income tax withholding at a rate of 30% unless an applicable treaty reduces or eliminates the withholding tax. The U.S. federal withholding tax will not apply to any payment to you of interest on a note because of the “portfolio interest exemption,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•

you provide to us your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN); or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its business and holds the note on your behalf certifies, under penalties of perjury, that it has received IRS Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN.

If you hold your notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable regulations in order to be exempt from withholding tax.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be exempt from withholding tax if you provide us with a properly executed IRS Form W-8ECI, but you will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Disposition of Notes

Any gain realized upon the sale, exchange or other disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

•	subject to an applicable tax treaty providing otherwise, that gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the non-U.S. holder may be subject to U.S. backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS.

FATCA Compliance

Under recently enacted legislation, generally referred to as FATCA, and administrative guidance, unless an exception applies, the relevant withholding agent generally will be required to withhold 30% on interest income paid after December 31, 2013 and the gross proceeds from a disposition of a note paid after December 31, 2014 to: (1) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements; or (2) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Proposed regulations contain a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, a note that is outstanding on January 1, 2013. These proposed regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them. Prospective investors should consult their own tax advisors regarding this legislation and whether it may be relevant to their purchase, ownership and disposition of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective principal amount of each series of the notes set forth opposite its name below.

Underwriter	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes
Citigroup Global Markets Inc.	$	$	$
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
Total

	$	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect that delivery of the notes will be made to investors on or about                     , 2012, which will be the              business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding              business days will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding            business days should consult their advisors.

Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the              notes,     % of the principal amount of the              notes and     % of the principal amount of the              notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of     % of the principal amount of the              notes,     % of the principal amount of the              notes and     % of the principal amount of the              notes to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $             million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes of each series in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. The representatives and certain of the other underwriters and their affiliates have been or are lenders or agents under our revolving credit facility and our term loan.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby.

Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described under the caption “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to repay or prepay borrowings outstanding under our term loan and to redeem or repurchase all of our outstanding 7.25% notes. If more than 5% of the net proceeds of this offering, not including the underwriting compensation, will be paid to any of the underwriters or their affiliates that are lenders under our term loan or holders of our 7.25% notes, such underwriters will be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In such event, this offering will be conducted in accordance with the applicable requirements of FINRA Rule 5121.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require RAI, the guarantors or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for RAI, the guarantors or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. None of RAI, the guarantors nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for RAI, the guarantors or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

INCORPORATION BY REFERENCE

The U.S. Securities and Exchange Commission, referred to as the SEC, allows RAI to “incorporate by reference” into this prospectus supplement information that RAI (SEC file number 1-32258) files with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this prospectus supplement and in earlier filings with the SEC. The information and documents listed below, which RAI has filed with the SEC are incorporated by reference into this prospectus supplement:

•	RAI’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 15, 2012;

•	RAI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on April 26, 2012;

•	RAI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on July 25, 2012;

•	RAI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on October 23, 2012; and

•	RAI’s Current Reports on Form 8-K, filed with the SEC on February 3, 2012, February 27, 2012, March 14, 2012, April 2, 2012, April 12, 2012, May 7, 2012, June 28, 2012 and September 19, 2012.

In addition, all documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and before the termination of this offering shall be deemed to be incorporated by reference in this prospectus supplement and made a part of this prospectus supplement from the respective dates of filing; provided, however, RAI is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise.

Each person to whom a copy of this prospectus supplement is delivered, upon the oral or written request of such person, will be provided, without charge, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to the Office of the Secretary, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.

LEGAL MATTERS

The enforceability of the notes and related guarantees offered hereby is being passed upon for RAI by Kilpatrick Townsend & Stockton LLP, Atlanta, GA, and for the underwriters by McGuireWoods LLP, Charlotte, NC. Matters of New Mexico law are being passed upon for RAI by Betzer, Roybal & Eisenberg P.C., Albuquerque, NM.

EXPERTS

The consolidated financial statements of RAI and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, refers to a change in RAI’s method of accounting for pension and postretirement benefits.

PROSPECTUS

DEBT SECURITIES

Reynolds American Inc., referred to as RAI, may offer and sell its debt securities from time to time in one or more offerings pursuant to this prospectus. The debt securities may consist of debentures, notes or other evidences of indebtedness. The obligations of RAI under its debt securities will be guaranteed by certain of RAI’s direct and indirect subsidiaries, unless provided otherwise in the applicable prospectus supplement. This prospectus contains a summary description of these securities and the manner in which they may be offered. Each time that the securities are offered for sale using this prospectus, a supplement to this prospectus will be provided that contains the specific terms of the offered securities and the offering. RAI’s debt securities and any related guarantees may be secured as and to the extent described in the applicable prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of RAI’s securities.

RAI may offer and sell its debt securities to or through agents, dealers or underwriters from time to time, or through a combination of these methods. If any underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth the names of the underwriters and any applicable commissions or discounts. RAI may also sell securities directly to investors.

Investing in these securities involves certain risks.    See “Risk Factors” in our other filings with the Securities Exchange Commission and in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2010

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or free writing prospectus. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in the affairs of RAI or its subsidiaries since then.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

Unless indicated otherwise, references in this prospectus to “RAI,” “we,” “us,” and “our” refer to RAI and not to any of its existing or future subsidiaries.

REYNOLDS AMERICAN INC.

Reynolds American Inc., referred to as RAI, is a holding company whose operating subsidiaries include the second largest tobacco company in the United States, R. J. Reynolds Tobacco Company, referred to as RJR Tobacco, and the second largest smokeless tobacco products manufacturer in the United States, American Snuff Company, LLC, referred to as American Snuff Co., and which prior to January 1, 2010, was known as Conwood Company, LLC. RAI’s reportable operating segments are RJR Tobacco and American Snuff. The RJR Tobacco segment consists of the primary operations of R. J. Reynolds Tobacco Company. The American Snuff segment consists of the primary operations of American Snuff Co. and Lane, Limited, referred to as Lane. RAI’s other wholly owned subsidiaries include Santa Fe Natural Tobacco Company, Inc., referred to as Santa Fe, and Niconovum AB.

RJR Tobacco’s largest selling cigarette brands, CAMEL, PALL MALL, WINSTON, DORAL and KOOL, were five of the ten best-selling brands of cigarettes in the United States as of March 31, 2010. Those brands, and its other brands, including SALEM, MISTY and CAPRI, are manufactured in a variety of styles and marketed in the United States. RJR Tobacco also manages contract manufacturing of cigarettes and other tobacco products through arrangements with affiliates of British American Tobacco p.l.c., referred to as BAT, and manages the export of tobacco products to certain U.S. territories, U.S. duty-free shops and U.S. overseas military bases.

American Snuff’s primary brands include its largest selling moist snuff brands, GRIZZLY and KODIAK. American Snuff’s other products include CAMEL Dip premium moist snuff, WINCHESTER and CAPTAIN BLACK little cigars and BUGLER roll-your-own tobacco.

Santa Fe manufactures and markets cigarettes and other tobacco products under the NATURAL AMERICAN SPIRIT brand and manages RJR Tobacco’s super premium cigarette brands, DUNHILL and STATE EXPRESS 555, which are licensed from BAT.

RAI is a North Carolina corporation. RAI’s principal executive offices are located at 401 North Main Street, Winston-Salem, North Carolina 27101 and its telephone number is (336) 741-2000. RAI’s web site is located at http://www.reynoldsamerican.com. The information posted or linked on this web site is not part of this prospectus, and you should rely solely on the information contained in this prospectus and the related documents to which we refer herein when deciding whether to invest in any of our debt securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that RAI filed with the Securities and Exchange Commission, referred to as the SEC, using a “shelf” registration process. Under this shelf process, RAI may offer its debt securities and any related guarantees for sale in one or more offerings from time to time. This prospectus provides you with a general description of the securities that may be offered pursuant to this prospectus. Each time securities are offered for sale, a prospectus supplement will be provided that will contain specific information about the securities offered and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. Before making an investment decision, you should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus and the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, together with the documents incorporated by reference herein or therein, contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events or the future financial performance of RAI and its subsidiaries. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management and other matters. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “should,” “could,” “plan,” “intend” or similar expressions in this prospectus, any prospectus supplement or in documents incorporated by reference in this prospectus or any prospectus supplement.

These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various factors, in addition to those discussed elsewhere in this prospectus or a prospectus supplement and in the documents referred to and incorporated by reference in this prospectus or a prospectus supplement, could affect the future results of RAI and its subsidiaries and could cause results to differ materially from those expressed in these forward-looking statements, including:

•

the “Risk Factors” included in RAI’s most recent annual report on Form 10-K, any updates to the risk factors in any periodic or other report RAI files subsequently to such annual report and any risk factors included in an applicable prospectus supplement;

•

the substantial and increasing taxation and regulation of tobacco products, including the 2009 federal excise tax increases, and the regulation of tobacco products by the Food and Drug Administration, referred to as the FDA;

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or that the FDA will extend the ban on characterizing flavors to smokeless tobacco products;

•

various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•

the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and RJR Tobacco’s smokeless tobacco products) under the Master Settlement Agreement and other state settlement agreements with the states of Mississippi, Florida, Texas and Minnesota;

•	the continuing decline in volume in the domestic cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•

the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions and planned integration of field trade-marketing organizations, without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•

the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•

the significant ownership interest of Brown & Williamson Holdings, Inc., referred to as B&W, RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement; and

•

the potential existence of material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.

Due to these uncertainties and risks, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

All subsequent written or oral forward-looking statements attributable to RAI or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. RAI does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law.

INDUSTRY DATA

When we make statements in this prospectus or in information incorporated herein about the position of our operating subsidiaries in their respective industries or about their market share, we are making statements of our belief. This belief is based on data from Management Science Associates, Inc., referred to as MSAi, and Information Resources, Inc., referred to as IRI/Capstone, on estimates and assumptions that we have made based on that data and on our knowledge of the markets for the products of our operating subsidiaries. Although we believe our third party sources are reliable, we have not independently verified market and industry data provided by third parties. Accordingly, we cannot assure you that any of these assumptions are accurate or that our assumptions correctly reflect the position of our operating subsidiaries in their industries.

You should not rely on the U.S. cigarette retail market share data reported by IRI/Capstone as being precise measurements of actual market share because IRI/Capstone uses a sample and projection methodology that is not able to effectively track all volume. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes. Accordingly, the retail share of the U.S. cigarette market of RJR Tobacco and its brands as reported by IRI/Capstone may overstate their actual market share.

American Snuff’s share of the U.S. moist snuff category is based on distributor-reported data processed by MSAi. You should not rely on the market share data reported by distributors and processed by MSAi as being a precise measurement of actual U.S. moist snuff market share because the distributor data set is not able to effectively track all volume.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds we receive from the sale of securities described in this prospectus and prospectus supplements will be used for general corporate purposes. General corporate purposes may include the repayment and refinancing of outstanding debt, investments in or extensions of credit to our subsidiaries, additions to working capital, capital expenditures or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges of RAI for the periods indicated. Earnings consist of income from continuing operations before earnings from equity investments, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs and the interest portion of rental expense.

	Year Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2009	2010
Ratio of earnings to fixed charges(1)	12.2x	7.4x	7.0x	8.5x	6.9x	1.3x	9.3x

(1)	RAI classifies interest expense recognized on uncertain tax positions as income tax expense under the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 740, “Income Taxes.” Accordingly, this amount is excluded from the interest expense portion of fixed charges in the ratio of earnings to fixed charges.

DESCRIPTION OF THE DEBT SECURITIES

This section describes certain general terms and provisions of the debt securities that we may offer for sale from time to time. Each time that securities are offered for sale, specific information about the debt securities offered will be set forth in a supplement to this prospectus, as well as the extent to which the general terms and provisions contained herein apply to that particular series of securities offered. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and to the following description.

The debt securities offered and sold hereunder will be issued under an indenture, referred to as the 2006 indenture, dated as of May 31, 2006, among RAI, as issuer, American Snuff Co., Conwood Holdings, Inc., Lane, Reynolds Finance Company (formerly known as FHS, Inc.), Reynolds Innovations Inc. (formerly known as GMB, Inc.), R. J. Reynolds Tobacco Co., RJR Tobacco, Rosswil LLC, and Santa Fe, as guarantors, and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee, as amended by a first supplemental indenture dated as of September 30, 2006, pursuant to which R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR, and R. J. Reynolds Global Products, Inc. became parties to such indenture as guarantors, and as further amended by a second supplemental indenture dated as of February 6, 2009, pursuant to which RAI Services Company became a party to such indenture as a guarantor. The foregoing guarantors are all direct or indirect subsidiaries of RAI.

The obligations of RAI under debt securities that it offers for sale from time to time will be guaranteed by certain of RAI’s subsidiaries, unless provided otherwise in the applicable prospectus supplement. RAI’s debt securities and any related guarantees may be secured as and to the extent described in the applicable prospectus supplement. Where applicable, the prospectus supplement also will describe any material United States federal income tax considerations relating to the securities offering.

RAI has summarized certain terms and provisions of the 2006 indenture, which includes the guarantees, below. The summary is not complete. The 2006 indenture has been incorporated by reference as an exhibit to the registration statement for these securities that RAI has filed with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of the 2006 indenture. The 2006 indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

Certain capitalized terms used in this section are defined below under “— Certain Definitions.”

General

The 2006 indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series, established in or pursuant to a board resolution or in one or more supplemental indentures. RAI may specify a maximum aggregate amount for the debt securities of any series. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series. All securities of any one series shall be substantially identical except as to denomination and except as may otherwise be provided in or pursuant to any board resolution or supplemental indenture. All debt securities issued under the 2006 indenture will rank equally with each other and will be treated as a single class for certain purposes under the 2006 indenture, including with respect to amendments of the 2006 indenture and defaults affecting all series of notes issued under the 2006 indenture.

The debt securities may consist of debentures, notes or other evidences of indebtedness. The prospectus supplement will describe the specific terms of any debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	the ranking of the specific series of debt securities and any related guarantees relative to other outstanding indebtedness, including that of our subsidiaries;

•	the price at which the debt securities will be issued;

•	any limit upon the aggregate principal amount of the debt securities of any series;

•	the date or dates on which the principal is payable and the record dates for such interest payment dates;

•	the rate or rates at which the debt securities shall bear interest, if any, or the method by which such rate shall be determined;

•	the date or dates from which interest shall accrue;

•	the date or dates on which interest shall be payable;

•	the place or places where the principal and any interest shall be payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed in whole or in part at the option of RAI;

•	the obligation of RAI, if any, to redeem, purchase or repay debt securities pursuant to any sinking fund or otherwise;

•	if other than denominations of $2,000 and any multiple thereof, the denominations in which the debt securities of the series shall be issuable;

•

the period or periods within which, and the terms and conditions upon which, the debt securities shall be redeemed, purchased or repaid, in whole or in part at our option or at the option of the holder;

•

if other than the principal amount thereof, the portion of the principal amount at which the debt securities will be issued and the portion of such principal amount which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	whether the debt securities are issuable in global form or as uncertificated securities;

•	any deletion from, modification of or addition to the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occurs;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the 2006 indenture).

The applicable prospectus supplement will also describe any collateral securing obligations under the debt securities and guarantees thereof, if any.

The 2006 indenture does not limit the ability of RAI or any of its subsidiaries, other than RJR in certain circumstances, to incur additional indebtedness. The 2006 indenture does not contain any cross-default or cross-acceleration provisions. There is no requirement that future issues of debt securities offered pursuant to the registration statement of which this prospectus forms a part be issued under the 2006 indenture, and we are free to employ other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities issued under the indenture, in connection with future issues of such other debt securities.

The Guarantees

The subsidiaries of RAI that are parties to the 2006 indenture as guarantors, as described above, as well as any additional subsidiaries of RAI that guarantee RAI’s $498 million syndicated revolving credit facility maturing June 2012, or any replacement or refinancing thereof, referred to as the credit facility, unless provided otherwise in the applicable prospectus supplement, will fully, unconditionally and irrevocably guarantee, on a joint and several basis, the full and punctual payment of the principal of, premium, if any, and interest on debt securities issued under the 2006 indenture. All such subsidiaries of RAI are collectively referred to as the guarantors.

The 2006 indenture provides that the obligations of each guarantor are limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such guarantor (including, without limitation, any guarantees under RAI’s credit facility) and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the 2006 indenture, would cause the obligations of such guarantor under its guarantee not to constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

If a guarantor of the debt securities ceases to be a guarantor under RAI’s credit facility, for any reason, such guarantor will be deemed released from all of its obligations under the 2006 indenture, and its guarantee of any debt securities issued thereunder will terminate. In addition, if at a time that the debt securities and related guarantees, if any, issued under the 2006 indenture are secured, and the assets pledged as collateral are no longer pledged as collateral for the obligations of RAI and any guarantors under RAI’s credit facility (or any other indebtedness), generally these assets automatically will be released as collateral for the debt securities and any related guarantees. Unless otherwise provided in the applicable prospectus supplement, all of the entities that guarantee RAI’s obligations under its credit facility will guarantee the obligations of RAI under the debt securities.

Covenants

Unless provided otherwise in the applicable prospectus supplement, the following covenants apply to the debt securities.

Restrictions on Liens

The 2006 indenture provides that RAI will not, and will not permit any Restricted Subsidiary, as defined below, to:

•

mortgage or pledge as security for any indebtedness any Principal Property, as defined below, of RAI or a Restricted Subsidiary, whether such Principal Property is owned at the date of the 2006 indenture or thereafter acquired, unless RAI secures or causes such Restricted Subsidiary to secure the debt securities equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured;

•

mortgage or pledge as security for any indebtedness any shares of stock, indebtedness or other obligations of RJR Tobacco, unless RAI pledges or secures or causes such Restricted Subsidiary to pledge or secure (1) such shares of stock, indebtedness or other obligations of RJR Tobacco to RAI equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured, and assign RAI’s security interest in such assets to the collateral agent to secure the debt securities equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured, or (2) the debt securities equally and ratably with all indebtedness secured with such mortgage or pledge, so long as such indebtedness shall be so secured; or

•

mortgage or pledge as security for any public bonds or notes any shares of stock, indebtedness or other obligations of a subsidiary (other than that of RJR Tobacco) held by or owed to any of RAI or such Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations are owned at the date of the 2006 indenture or thereafter acquired, unless RAI secures or causes such Restricted Subsidiary to secure the debt securities equally and ratably with all such public bonds or notes secured by such mortgage or pledge, so long as such public bonds or notes shall be so secured.

These covenants regarding liens do not apply in the case of:

•

the creation of any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property acquired after the date of the 2006 indenture (including acquisitions by way of merger or consolidation) by RAI or a Restricted Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, pledge or other lien upon any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property acquired after the date of the 2006 indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property subject to any mortgage, pledge or other lien without the assumption thereof; provided, that every such mortgage, pledge or lien referred to in this clause shall attach only to the shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property so acquired and fixed improvements thereon;

•	any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property existing at the date of the 2006 indenture;

•	any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property in favor of RAI or any Restricted Subsidiary;

•	any mortgage, pledge or other lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

•

any mortgage, pledge or other lien on shares of stock, indebtedness or other obligations of a subsidiary or any Principal Property incurred in connection with the issuance of tax exempt governmental obligations; and

•

any renewal of or substitution for any mortgage, pledge or other lien permitted by any of the preceding clauses; provided, that in the case of a mortgage, pledge or other lien permitted under the second, third or fifth clauses above, the debt secured is not increased nor the lien extended to any additional assets.

Notwithstanding the foregoing, RAI or any Restricted Subsidiary may create or assume liens in addition to the permitted liens described above, and renew, extend or replace such liens, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt, as defined below, does not exceed 10% of Consolidated Net Worth, as defined below.

Restrictions on Sale and Lease-Back Transactions

The 2006 indenture provides that RAI will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to RAI or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided, that RAI or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period if:

•

RAI or such Restricted Subsidiary would be entitled, pursuant to the provisions of the 2006 indenture described above under “— Restrictions on Liens,” to create a mortgage on the property to be leased securing Funded Debt, as defined below, in an amount equal to the Attributable Debt, as defined below, with respect to such sale and lease-back transaction without equally and ratably securing the outstanding debt securities issued under the 2006 indenture; or

•

RAI promptly informs the trustee of such transaction, the net proceeds of such transaction are at least equal to the fair value (as determined by resolution of the board of directors of RAI) of such property and RAI causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt incurred or assumed by RAI or a Restricted Subsidiary (including the debt securities);

provided, further, that in lieu of applying all of or any part of such net proceeds to such retirement, RAI may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of RAI (which may include outstanding debt securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures. If RAI so delivers debentures or notes to the applicable trustee with an officers’ certificate, the amount of cash which RAI will be required to apply to the retirement of Funded Debt will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued.

Notwithstanding the foregoing, RAI or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted in the foregoing paragraph and without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth.

Restrictions on Mergers and Sales of Assets

Nothing contained in the 2006 indenture will prevent any consolidation or merger of RAI into any other corporation or corporations (whether or not affiliated with RAI), or successive consolidations or mergers to which RAI or its successor will be a party, or will prevent any sale, lease or conveyance of the property of RAI, as an entirety or substantially as an entirety, provided that upon any such consolidation, merger, sale, lease or conveyance to which RAI is a party and in which RAI is not the surviving corporation, the due and punctual performance and observance of all of the covenants and conditions of the 2006 indenture to be performed or observed by RAI and the due and punctual payment of the principal of and interest on all of the debt securities and the guarantees, according to their tenor, shall be expressly assumed by supplemental indenture satisfactory in form to the trustee, executed and delivered to the trustee, by the corporation formed by such consolidation, or into which RAI shall have been merged, or which shall have acquired such property.

Unless otherwise provided in a prospectus supplement, holders of debt securities are not afforded any protection in the event of a decline in RAI’s credit quality resulting from a change of control transaction, a highly leveraged transaction or other similar transactions involving RAI or any of the Restricted Subsidiaries.

Restrictions on Incurrence of Indebtedness by RJR

The 2006 indenture prohibits RJR, at any time it does not guarantee the obligations of RAI under the notes, from creating, incurring, issuing, assuming, guaranteeing or otherwise becoming directly or indirectly liable, contingently or otherwise, with respect to any indebtedness to persons other than RAI or any of the subsidiary guarantors (excluding accounts payable) other than debt securities issued under the 2006 indenture, outstanding notes of RJR and RAI’s credit facility.

Events of Default

The 2006 indenture provides that the following events will be events of default with respect to the debt securities of a series:

•	default in payment of any principal of such series when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise;

•	default for 30 days in payment of any interest on the debt securities of such series;

•	default for 90 days after written notice in the observance or performance of any other covenant or agreement in respect of the debt securities of such series;

•	certain events of bankruptcy, insolvency or reorganization;

•

any guarantee ceasing to be in full force and effect (except as contemplated by the terms of the 2006 indenture) or any guarantor denying or disaffirming in writing its obligations under the 2006 indenture or its guarantee; and

•

at any time as such security is required under the 2006 indenture, any security document ceasing to be in full force and effect or ceasing to give the collateral agent the liens or any of the material rights, powers and privileges purported to be created thereby in favor of the collateral agent and such default continuing unremedied for a period of at least 30 days after written notice to RAI by the collateral agent.

The 2006 indenture provides that:

•

if an event of default due to the default in payment of principal of, premium, if any, or any interest on, the debt securities of any series or due to the default in the performance, or breach of any other covenant or warranty of RAI applicable to the debt securities of such series but not applicable to other outstanding debt securities issued under the 2006 indenture shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the debt securities of each series affected by the default issued under the 2006 indenture then outstanding (voting as a single class) by notice in writing may then declare the principal of all debt securities of all such affected series and interest accrued thereon to be due and payable immediately; and

•

if an event of default due to a default in the performance of any of the other covenants or agreements in the 2006 indenture applicable to all outstanding debt securities or due to certain events of bankruptcy, insolvency and reorganization of RAI or any other event of default provided in a supplemental indenture or board resolution relating to the debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued under the 2006 indenture then outstanding (treated as one class) by notice in writing may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or any interest on such debt securities) by the holders of a majority in principal amount of the debt securities of all affected series then outstanding.

The 2006 indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities before proceeding to exercise any right or power under the 2006 indenture at the request of such holders. Subject to such provisions in the 2006 indenture for the indemnification of the trustee and certain other limitations, the holders of a majority in aggregate principal amount of the debt securities of each affected series then outstanding (with each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

The 2006 indenture provides that no holder of debt securities may institute any action against RAI under the 2006 indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series then outstanding (treated as a single class) shall have requested the trustee to institute such action and shall have offered the trustee indemnity reasonably satisfactory to it, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class). The 2006 indenture contains a covenant that RAI will file quarterly with the trustee a certificate that to the signers’ knowledge no default existed or a certificate specifying any default that existed.

Modification of the 2006 Indenture

The 2006 indenture provides that RAI, any guarantors (each when authorized by a board resolution) and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	add security in respect of debt securities;

•	evidence the assumption by a successor corporation of the obligations of RAI and any guarantors;

•	add covenants for the protection of the holders of debt securities or to add events of default;

•	cure any ambiguity or correct any inconsistency in the 2006 indenture or to make other changes not materially adverse to the interest of holders of the debt securities;

•	establish the forms or terms of additional series of debt securities;

•	provide for uncertificated debt securities;

•	evidence the acceptance of appointment by a successor trustee;

•	add an additional guarantor; or

•	comply with the Trust Indenture Act.

The 2006 indenture also contains provisions permitting RAI, the guarantors (each when authorized by a board resolution) and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the 2006 indenture or modify in any manner the rights of the holders of the debt securities of each series so affected; provided, that RAI and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

•

extend the final maturity of any debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on the redemption thereof or change the currency in which the principal thereof, premium, if any (including any amount in respect of original issue discount), or any interest thereon is payable, or reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, or alter certain provisions of the 2006 indenture relating to debt securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any debt security when due or any right of repayment at the option of the holder of a debt security; or

•	reduce the aforesaid percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any such modification.

Defeasance

The 2006 indenture provides with respect to each series of debt securities that RAI and the guarantors, if any, as applicable, may elect:

•

to be released from any and all obligations (except for the obligations to register the transfer or exchange of the debt securities of such series and RAI’s rights of optional redemption, if any, to replace mutilated, destroyed, lost or stolen debt securities of such series, rights of holders of debt securities to receive payments of principal thereof, premium, if any, and interest thereon, upon the original stated due dates therefor (but not upon acceleration), to maintain an office or agency in respect of the debt securities of such series and to hold moneys for payment in trust) with respect to debt securities of any series for which the exact amount of principal and interest due can be determined at the time of the deposit with the trustee as described below, and all the debt securities of such series are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption (the foregoing referred to as one-year defeasance);

•

to defease and be discharged from any and all obligations with respect to the debt securities of such series on the 91st day after the deposit with the trustee as described below (except for the obligations set forth as exceptions in the preceding clause) (the foregoing referred to as legal defeasance); or

•

to be released from their obligations with respect to the debt securities of such series (except for the obligations set forth as exceptions in the first clause and the obligations to compensate and indemnify the trustee, to appoint a successor trustee, to repay certain moneys held by the paying agent and to return certain unclaimed moneys held by the trustee and to comply with the Trust Indenture Act) (the foregoing referred to as covenant defeasance), upon the deposit with the trustee, in trust for such purpose, of cash or, in the case of debt securities payable in U.S. dollars, U.S. government obligations which through the payment of principal and interest in accordance with their terms will insure the availability of moneys sufficient, or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent accountants, to pay the principal of, premium, if any, and any interest on the debt securities of such series, and any mandatory sinking fund thereon, on the due date thereof. Such a trust only may (except with respect to one-year defeasance or to the extent the terms of the debt securities of such series otherwise provide) be established, if among other things, RAI has delivered to the trustee an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance, must (except to the extent the terms of the debt securities of the relevant series otherwise provide) refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the 2006 indenture. If RAI exercises its legal defeasance or covenant defeasance option, the guarantees in effect at such time will terminate.

Satisfaction and Discharge

The 2006 indenture will be discharged and will cease to be of further effect (except as to certain rights and obligations as expressly provided in the 2006 indenture) as to all outstanding debt securities of any series under the 2006 indenture when:

•	RAI or any guarantor has paid all amounts payable with respect to the debt securities of that series when due;

•

all outstanding debt securities of that series have been delivered to the trustee for cancellation (except mutilated, defaced, destroyed, lost or stolen debt securities which have been replaced or paid); or

•	all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	RAI has deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due.

Same-Day Settlement and Payment

Unless otherwise provided in a prospectus supplement, the debt securities will trade in the same-day funds settlement system of The Depository Trust Company, referred to as DTC, until maturity or until RAI issues the debt securities in definitive form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. RAI can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the 2006 indenture. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and RAI may require a holder to pay any taxes required by law or permitted by the 2006 indenture, including any transfer tax or other similar governmental charge payable in connection therewith. RAI is not required to transfer or exchange any debt security for a period of 15 days prior to a selection of debt securities to be redeemed, or to transfer or exchange any debt security selected for redemption, except the unredeemed portion of any debt security being redeemed in part. The debt securities will be issued in registered form and the registered holder of a debt security will be treated as the owner of such debt security for all purposes.

Book-Entry System; Delivery and Form

We expect the following provisions to apply to all debt securities. The following description of the operations and procedures of DTC, the Euroclear System, referred to as Euroclear, and Clearstream Banking, S.A., referred to as Clearstream, are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. RAI takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

Debt securities of each series will be in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons, which we refer to as the Global Notes, and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC, or another nominee designated by DTC (such nominee referred to as a Global Note Holder).

DTC is a limited-purpose trust company that holds securities for its participating organizations (referred to herein, collectively, as the Participants), including Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream, and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers , banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, referred to as the Indirect Participants) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. Pursuant to procedures established by DTC, ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Participants) and the records of the Participants (with respect to the interests of the Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the debt securities will be limited to such extent.

So long as the Global Note Holder is the registered owner of any debt securities, the Global Note Holder will be considered the sole holder of outstanding debt securities represented by such Global Notes under the 2006 indenture. Except as provided below, beneficial owners of debt securities will not be entitled to have the debt securities registered in their names and will not be considered the owners or holders thereof under the 2006 indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither RAI nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities held by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such debt securities.

Payments in respect of the principal of, premium, if any, and interest on any debt securities registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the 2006 indenture. Under the terms of the 2006 indenture, RAI and the trustee may treat the persons in whose names any debt securities, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither RAI nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the debt securities (including principal, premium, if any, and interest). RAI believes, however, that it is currently the policy of DTC to credit the accounts of the relevant Participants with such payments on the payment date, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC, upon DTC’s receipt of funds and corresponding detail information. Payments by the Participants and the Indirect Participants to the beneficial owners of debt securities will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

If DTC notifies us that it is unwilling or unable to continue to act, and a successor clearing agency is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the Global Note that had been held by the depository. In addition, RAI at any time and in its sole discretion may decide not to have the debt securities represented by one or more Global Notes. Any debt securities issued in definitive form in exchange for the Global Notes will be registered in the name or names that the depository gives to the trustee or other relevant agent of theirs or ours. It is expected that the depository’s instructions will be based upon directions received by the depository from Participants with respect to ownership of beneficial interests in the Global Note that had been held by the depository.

Neither RAI nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of the debt securities and RAI and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Governing Law

The 2006 indenture, the debt securities and any related guarantees will be governed by the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the 2006 indenture. The trustee or its affiliates serve as trustee under the indentures related to notes issued by RAI’s direct, wholly owned subsidiary, R. J. Reynolds Tobacco Holdings, Inc., participate in RAI’s credit facility and serve as transfer agent for the common stock of RAI. From time to time, RAI or its subsidiaries may enter into other relationships with the trustee or its affiliates.

Certain Definitions

Set forth below are certain of the defined terms used in the 2006 indenture.

“Attributable Debt” means, when used in connection with a sale and lease-back transaction, at any date as of which the amount thereof is to be determined, the product of:

•	the net proceeds from such sale and lease-back transaction multiplied by

•

a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation, and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

“Consolidated Net Worth” means, at any date of determination, the consolidated shareholders’ equity of RAI, as set forth on the then most recently available consolidated balance sheet of RAI and its consolidated Subsidiaries.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

•

indebtedness of RAI and the Restricted Subsidiaries incurred after the date of the 2006 indenture and secured by liens created, assumed or otherwise incurred or permitted to exist pursuant to the 2006 indenture described above under “— Covenants — Restrictions on Liens;” and

•

Attributable Debt of RAI and the Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the 2006 indenture described above under “— Covenants — Restrictions on Sale and Lease-Back Transactions.”

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

•

to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

•	entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by RAI or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories, or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Worth, as of the date of such determination, but not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by resolution of the board of directors of RAI not to be of material importance to the respective businesses conducted by RAI or such Restricted Subsidiary effective as of the date such resolution is adopted; provided, that “Principal Property” shall not include any property owned by Santa Fe or Lane.

“Restricted Subsidiary” means:

•

any Subsidiary (other than Santa Fe or Lane and their respective subsidiaries) organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America, which owns or is a lessee pursuant to a capital lease of any Principal Property, and in which the investment of RAI and all of its Subsidiaries exceeds 5% of Consolidated Net Worth as of the date of such determination other than:

•	each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof; and

•

each Subsidiary formed or acquired after the date of the 2006 indenture for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of RAI or any Restricted Subsidiary; and

•	RJR and Conwood Holdings, Inc.

However, the board of directors of RAI may declare any such Subsidiary to be a Restricted Subsidiary.

“Subsidiary” means any corporation of which at least a majority of all outstanding stock having by the terms thereof ordinary voting power in the election of directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by RAI, or by one or more Subsidiaries of RAI or by RAI and one or more Subsidiaries.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

RAI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and, in accordance with the requirements thereof, files reports, proxy statements and other information with the SEC. You may read or obtain copies of this information at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain the documents that RAI files electronically from the SEC’s web site at http://www.sec.gov.

RAI and certain of its direct and indirect, wholly owned subsidiaries have filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, under the Securities Act of 1933, as amended, referred to as the Securities Act, in connection with their offering of the securities covered by this prospectus. This prospectus does not contain all of the information in the registration statement. You will find additional information about RAI, the other registrants and the securities covered hereby in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement. You may read and copy the registration statement, including its exhibits, at the SEC’s Public Reference Room or at the SEC’s web site as described above.

RAI’s SEC filings are also available at its web site at http://www.reynoldsamerican.com. Information with respect to RAI may also be obtained by writing or calling the Office of the Secretary, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.

INCORPORATION BY REFERENCE

The SEC allows RAI to “incorporate by reference” into this prospectus information that RAI (SEC file number 1-32258) files with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. The information incorporated by reference is an important part of this prospectus. Certain information that is subsequently filed with the SEC will automatically update and supersede information in this prospectus and in earlier filings with the SEC. The information and documents listed below, which RAI has filed with the SEC, and any documents that RAI files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering, are incorporated by reference into this prospectus:

•	RAI’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 19, 2010;

•	RAI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on April 29, 2010; and

•	RAI’s Current Reports on Form 8-K, filed with the SEC on February 5, 2010, April 16, 2010, and May 10, 2010.

Each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, will be provided, without charge, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to the Office of the Secretary, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162. You may also obtain the documents incorporated by reference in this prospectus from the SEC as described above.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the issuers by Kilpatrick Stockton LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of RAI and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 consolidated financial statements refers to changes in the methods of accounting for determining whether certain securities should be included in the basic earnings per share calculation as of January 1, 2009, due to the adoption of Financial Accounting Standards Board Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (codified in Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 260, Earnings Per Share) and for measuring and disclosing the fair value of assets and liabilities as of January 1, 2008, due to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (codified in FASB ASC Topic No. 820, Fair Value Measurements and Disclosures).

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$             % Senior Notes due

$             % Senior Notes due

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PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	J.P. Morgan

Goldman, Sachs & Co.     Mizuho Securities     Morgan  Stanley     Scotiabank